Exhibit 10.17

SECOND AMENDMENT TO
EMPLOYMENT AGREEMENT

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (the “Second Amendment”) made as of this 3rd day of January, 2009, by and between Handy & Harman, its parent, subsidiaries and affiliates (the “Company” or “Employer”), and Jeff Svoboda (“Executive”).

WHEREAS, Executive entered into a certain Employment Agreement (the “Agreement”), dated January 28, 2008 and an Amendment to Employment Agreement effective January 1, 2009;

WHEREAS, Employer and Executive wish to further amend the terms of the Agreement as set forth below;

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, and in consideration of Executive’s continued employment, the parties hereto agree as follows:

1.           Defined Terms. All capitalized terms contained in this Second Amendment shall, for the purposes hereof, have the same meaning ascribed to them in the Agreement unless the context hereof clearly provides otherwise or unless otherwise defined herein.

2.           Base Salary Reduction. Effective January 4, 2009, Executive’s base salary in effect as of December 31, 2008 shall be reduced by five percent (5%) (the “2009 5% Base Salary Reduction”).

3.           Executive’s Acknowledgment and Waiver. Executive acknowledges and agrees that he waives any and all rights to terminate his employment for “Good Reason” pursuant to Section 9(i) of his Agreement on the basis of the 2009 5% Base Salary Reduction. Executive waives all claims against the Company relating to such 2009 5% Base Salary Reduction.

4.           Calculation of Executive’s Severance Payment. In the event that after January 4, 2009, Executive becomes eligible for a Severance Payment because the Company terminates Executive’s employment pursuant to Section 7(b) or (c) of the Agreement, or because Executive gives the Company a Notice of Termination based on Good Reason for any reason set forth in the Agreement that is unrelated to the 2009 5% Base Salary Reduction, the Company shall calculate the base salary component of Executive’s Severance Payment (as set forth in either Section 8(b)(i) or 10(a)) on the basis of the greater of: (i) Executive’s base salary on the date of the termination of Executive’s employment by the Company, or (ii) Executive’s base salary as of December 31, 2008.

5.           Miscellaneous Provisions.

(a)           Except as modified by this Second Amendment, the Agreement and all terms and conditions thereof shall remain in full force and effect.

(b)           The covenants, agreements, terms and conditions contained in this Second Amendment shall bind and inure to the benefit of the parties hereto and, except as may otherwise be provided in the Agreement, as hereby modified and supplemented, their respective legal successors and assigns.

(c)           This Second Amendment may not be changed orally but only by a writing signed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date first written above.

HANDY & HARMAN

By:	/s/ Peter T. Gelfman
	Name:	Peter T. Gelfman
	Title:	Secretary

/s/ Jeff Svoboda 1/10/09
Jeff Svoboda